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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Grey Wolf, Inc.:

     We consent to the inclusion in this Registration Statement of Grey Wolf, Inc. (formerly DI Industries, Inc.), on Form S-4 of our report dated March 3, 1998, relating to the consolidated balance sheets of Grey Wolf, Inc. and Subsidiaries as of December 31, 1997, and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended, and the related financial statement schedule, which report appears in the December 31, 1997 Annual Report on Form 10-K of Grey Wolf, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                            KPMG Peat Marwick LLP

Houston, Texas
June 24, 1998